Exhibit 5.1

[Arnold & Porter LLP Letterhead]

June 28, 2011

EntreMed, Inc.
9640 Medical Center Drive
Rockville, MD  20850

Ladies and Gentlemen:

We have acted as special counsel to EntreMed, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of up to $7,500,000 of the Company’s common stock, par value $0.01 per share (the “Issuable Shares”), which includes 39,741 shares (the “Issued Shares”, and referred to herein together with the Issuable Shares as the “Shares”), pursuant to (i) the Registration Statement on Form S-3 (File No. 333-161100), which was declared effective by the Securities and Exchange Commission (the “Commission”) on October 9, 2009 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the base Prospectus dated October 9, 2009 and the related Prospectus Supplement filed with the Commission on June 28, 2011 (together with the base Prospectus, the “Prospectus Supplement”) and (ii) the Standby Equity Distribution Agreement dated as of June 28, 2011 (the “SEDA”) by and between the Company and YA Global Master SPV Ltd.,  to be filed by the Company as Exhibit 10.1 to its Current Report on Form 8-K on or about June 28, 2011 (the “Form 8-K”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.  § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, corporate records, instruments and other documents as we have deemed necessary or appropriate for the purpose of rendering the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).   As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing and the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, upon  issuance and delivery in accordance with the terms and subject to the conditions set forth in, and in the manner contemplated by, the SEDA and the Prospectus Supplement and against receipt by the Company of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based upon the assumption that there will be no material changes in the documents examined and matters investigated and that at the time of issuance of the Shares there will be authorized but unissued shares of common stock of the Company available in amounts sufficient for such issuance.

This opinion letter has been prepared for use in connection with the Registration Statement.  This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations.  In rendering this opinion, we assume no obligation to revise or supplement this opinion should present laws, regulations or judicial interpretations be changed by legislative or regulatory action, judicial decision or otherwise.  This opinion is limited to the matters expressly set forth herein, and no other opinion should be inferred beyond such matters.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours, /s/ Arnold & Porter LLP ARNOLD & PORTER LLP